UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2013 (December 31, 2012)

OxySure Systems, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	000-54137 (Commission File Number)	71-0960725 (IRS Employer Identification No.)

10880 John W. Elliott Drive, Suite 600, Frisco, TX (Address of principal executive offices)	75033 (Zip Code)

(972) 294-6450 Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 3, 2013, OxySure Systems, Inc. (“OxySure” or the “Company”) announced the conversion of approximately $2.02 million in convertible notes to common stock. Pursuant to the conversions: (i) That certain subordinated, convertible Agave First Note in the amount of $750,000 is converted into 500,000 shares of common stock at a conversion price of $1.50 per share and the Agave First Note is extinguished. (ii) That certain senior, convertible JTR Senior Note in the amount of $1,018,656 is converted into 679,104 shares of common stock at a conversion price of $1.50 per share and the JTR Senior Note is extinguished. (iii) That certain subordinated, convertible JTR Second Note in the amount of $250,000 is converted into 166,667 shares of common stock at a conversion price of $1.50 per share and the JTR Second Note is extinguished. Such common stock was issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

Don Reed, President of Agave is also a Director of OxySure. Julian Ross, CEO of OxySure is also the President of JTR Management, LLC, the general partner of JTR Investments, Limited.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the conversion described in Item 3.02 is furnished with this report as Exhibit 99.1. Such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 99.1 Press Release dated January 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2013

OXYSURE SYSTEMS, INC., a Delaware corporation

/s/ Julian T. Ross
BY:	Julian T. Ross
ITS:	Chief Executive Officer, President,
Chief Financial Officer, and Secretary